EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 21 2008, accompanying the consolidated balance sheets of PCTEL, Inc. and Subsidiaries as of December 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, including related financial statement schedules and accompanying management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report on previously filed registration statements on Form S-8 (No. 333-135586, No. 333-122117, No. 333-34910, No. 333-61926, No. 333-82120, No. 333-103233, and No. 333-112621 ).
/s/ Grant Thornton LLP
Chicago, Illinois
March 21, 2008

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